SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 18, 2010

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 8 – Other Events

Item 8.01 – Other Events.

On August 18, 2010 our warrant discount offer expired.  The warrant discount offer permitted holders of our common share purchase warrants expiring October 31, 2010 to exercise their warrants at a discounted price of $1.818 per share, which represented a discount of $0.182 from the regular warrant exercise price of $2.00 per share.

Based upon preliminary results, the warrant discount offer generated $9,195,422 of proceeds for us from the exercise of warrants to purchase 5,057,988 BioTime common shares at the discounted price of $1.818 per share.  As a result of the completion of the discount offer, we will have approximately $25 million of cash and cash equivalents on hand, with essentially no debt other than regular trade payables.

Approximately 2.3 million of our publicly traded warrants were not exercised in the discount offer and remain outstanding.  Those warrants will continue to trade on NYSE Amex under the symbol BTIM.WS and may be exercised at the original exercise price of $2.00 per share until 5:00 p.m., New York time, on October 31, 2010, at which time the warrants will expire and will no longer be exercisable.

We intend to use the capital raised through the warrant exercises in the discount offer to strengthen our working capital reserves and for the expansion of our stem cell product development projects, including the additional projects being undertaken at our subsidiaries Embryome Sciences, Inc., OncoCyte Corporation, OrthoCyte Corporation, BioTime Asia, Limited, and ES Cell International Pte Ltd, and at Cell Cure Neurosciences Ltd.  We may also use a portion of the proceeds to begin human clinical trials for new indications of our plasma volume expander product Hextend®, including the treatment of severe malaria by reducing the acidosis and hypovolemia that accompany this disease and often result in fatalities, especially among children.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	August 19, 2010	By:	/s/ Steven A. Seinberg
Chief Financial Officer